Exhibit D(14)(c)

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of March 14, 2011, by and among The Variable Annuity Life Insurance Company (“VALIC”) and RCM Capital Management LLC (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated September 19, 2005 (the “Agreement”), and as amended on October 31, 2007, with respect to the VC I Covered Funds with the Sub-Adviser, as listed on Schedule A thereto; and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the Mid Cap Strategic Growth Fund, as a Covered Fund to be managed by the Sub-Adviser.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage a portion of the assets of the Mid Cap Strategic Growth Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised Schedule A is also attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		RCM CAPITAL MANAGEMENT LLC

By:	/s/ Kurt W. Bernlohr	By:	/s/ Scott Migliori
Name:	Kurt W. Bernlohr	Name:	Scott Migliori
Title:	Senior Vice President	Title:	Chief Investment Officer

SCHEDULE A

Effective March 14, 2011

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee
Mid Cap Strategic Growth Fund	0.45 % on the first $250 million; 0.40 % on the next $250 million; and 0.30 % on assets over $500 million.

Science & Technology Fund	0.65 % on the first $250 million; 0.60 % on the next $250 million; and 0.55 % on assets over $500 million.